CODE OF CONDUCT
FOR DIRECTORS OF
VITRAN CORPORATION INC.

Vitran Corporation Inc. (the “Company”) has adopted this Code of Conduct for its Board of Directors and the members thereof (the “Directors”) to remind Directors of their ethical and legal obligations. This Code of Conduct summarizes the values, principles and practices that guide our business conduct. All Directors are expected to become familiar with this Code of Conduct and to apply its guiding principles in the performance of their responsibilities.

Honesty and Integrity

Directors must always act honestly and with integrity in all business relationships with employees, customers, suppliers, competitors, potential business partners and governmental officials.

Payments made by the Company must be necessary, lawful and properly documented and bribes, favours or “kickbacks” for the purpose of securing business transactions must never be offered or accepted.

Directors will not discriminate on the grounds of race, religion, gender, marital status or disability.

Compliance With Laws

Each Director must act so as to ensure that he/she meets the standard of care imposed under the Business Corporations Act (Ontario) which provides that, in exercising his/her powers and discharging his/her duties, every director of a corporation shall:

•	act honestly and in good faith with a view to the best interests of the corporation; and

•	exercise the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, each Director shall comply with the Business Corporations Act (Ontario), the regulations thereunder, the Company’s articles and by-laws and other laws applicable to him/her in his/her capacity as a Director of the Company. In fulfilling these responsibilities, Directors shall:

•	strive to avoid any conflict of interest in their capacity as Directors. Should a conflict arise, a Director shall disclose to the Company and the Board of Directors, on a timely basis, any such conflict, whether resulting from business dealings with the Company, arising in connection with contractual relations to be entered into by the Company, or otherwise;

•	not use for their own benefit, or for the benefit of a third party, any property of the Company or any information they may obtain in their capacity as Directors, unless they are duly authorized to do so by the Company. Directors shall take the steps necessary to ensure that any proprietary and confidential information of the Company is safeguarded;

•	always act in a manner that will not cause any prejudice or embarrassment to the Company;

•	meet the obligations and responsibilities required under applicable legislation. In particular, Directors will ensure that their acts are in compliance with applicable securities legislation.

•	act in the best interests of all the Company’s shareholders. If applicable, Directors shall also take into consideration the best interests of other stakeholders; and

•	form an independent opinion about any issue that is submitted to them and act accordingly. Directors shall take all reasonable means to satisfy themselves that the decisions approved by the Board are well founded. In this regard, the Directors shall, where appropriate, seek advice from the Company’s legal counsel and its auditor.

Personal Transactions

Directors’ personal or other business dealings will be kept separate from their dealings as a Director of the Company. Directors shall not use the name of the Company to further any personal or other business transaction. Directors shall use goods, services and facilities provided to them by the Company strictly in accordance with the terms on which they are provided.

Insider Trading

In particular, Directors who are in possession of material information that has not been publicly disclosed by the Company must not trade in the securities of the Company nor provide such information to others or advise or “tip” others to trade in the securities of the Company.

Material information is a fact or a change in the business, operations or capital of the Company that significantly affects or would reasonably be expected to have a significant effect on the market price or value of the Company’s securities. In other words, material information is information that a reasonable investor would consider to be important in reaching an investment decision. The disclosure of such information must be done only through an appropriate spokesperson of the Company, in an accurate, timely and fair manner, so as to avoid the risk or the appearance of, selective disclosure. Similar restrictions apply in respect of the use of material, non-public information of other corporations and business entities with whom the Company has dealings and of which a Director becomes aware.

Confidentiality of Information

Directors will ensure that confidential information relating to customers, Company staff and the Company’s operations is not given either inadvertently or deliberately to third parties without the Company’s consent.

Directors will not use information obtained by them as a Director of the Company for personal financial gain, nor will that information be used to obtain financial benefit for any other person or business.

Disclosure of Interests

Directors shall fully disclose active private or other business interests promptly and any other matters which may lead to potential or actual conflicts of interest in accordance with such policies that the Directors may adopt from time to time.

Record Keeping and Retention

All financial statements and books, records and accounts of the Company must accurately reflect transactions and events, as well as conform to legal requirements and accounting principles. Financial and accounting matters must be disclosed in a full, fair, accurate, timely and understandable manner in all reports filed with securities regulators or otherwise publicly released. Concerns or complaints concerning accounting or auditing issues should be directed to a member of the Audit Committee of the Board of Directors.

Compliance with the Code of Conduct

It is the responsibility of each Director to apply the principles set forth in this Code of Conduct in a responsible manner. Failure to comply may result in disciplinary action up to and including loss of position as Director of the Company, and legal proceedings, as warranted.

Directors are advised to consult with the Company’s legal counsel should any questions arise with respect to a proposed course of action.